Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Announces Highmark Medicare Services Reimbursement Reduction Regarding CPT Code 93229

Conshohocken, PA — (Business Wire) — July 12, 2009 — CardioNet (Nasdaq: BEAT), announced today that on Friday, July 10, 2009, it received a letter from Highmark Medicare Services stating effective September 1, 2009 Highmark was adjusting its reimbursement rate for MCOT™ services to $754 per service.  This reimbursement change affects all providers covered under CPT Code 93229.

Randy Thurman, Chairman, President and CEO of CardioNet, Inc., said, “CardioNet strongly believes that this reduction is unjustified and will immediately pursue with Highmark and CMS a methodology that appropriately values MCOT™ technology and related services.  This review with Highmark and CMS will reinforce for Medicare the demonstrated benefit of Mobile Cardiac Outpatient Telemetry™ in detecting cardiac arrhythmias and improving the health of Medicare beneficiaries.

“We are strong proponents and supporters of the very real need to manage the cost of healthcare.  We believe that early diagnosis through innovation in technology is fundamental to the provision of high quality health care and a cost efficient US healthcare system.  Nearly 250,000 patients have been enrolled in MCOT™ to date with physicians and patients greatly benefiting from the CardioNet MCOT™ technology and service.  We have made it our mission at CardioNet to educate the medical community about the value of wireless medicine in the diagnosis and detection of disease and we will further increase our efforts to demonstrate its potential to substantially lower costs to both patients and payors.”

CardioNet has previously indicated that while it had been aware Highmark Medicare Services was conducting a normal review of the reimbursement rate for MCOT™, it had received no indication of any rate adjustment or the specific timing of a Highmark decision prior to being notified on July 9, 2009.  During a July 9 communication, Highmark reported that CardioNet would receive a letter notifying it of a change in reimbursement including the exact amount of the change.  That letter arrived July 10, 2009.

Based on the Company’s ongoing discussions with Highmark and CMS and the Company’s desire for a re-evaluation of reimbursement that it is pursuing, but cannot assure will be realized, the Company believes it is prudent to withdraw previously stated 2009 guidance at this time.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the potential for re-evaluation from Highmark or the CMS, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.